Cincinnati Asset
Management, Inc.

Code of Ethics

Cincinnati Asset Management, Inc.

CODE OF ETHICS
Revised Form Effective January 2016

SUMMARY
The Securities and Exchange Commission adopted rule 204A-1 and related rule amendments under the Investment Advisers Act of 1940 that require registered advisers to adopt codes of ethics. The codes of ethics must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel. Among other things, the rule requires advisers’ supervised persons to report their personal securities transactions, including transactions in any mutual fund managed by the adviser. The Commission also adopted amendments to rule 17j-1 to conform certain provisions to the new rule. The rule and rule amendments are designed to promote compliance with fiduciary standard by advisers and their personnel.

GENERAL PRINCIPLES OF BUSINESS CONDUCT

1.	Act in a professional and ethical manner at all times.
2.	Act for the benefit of clients.
3.	Act with independence and objectivity.
4.	Act with skill, competence, and diligence.
5.	Communicate with clients in a timely and accurate manner.
6.	Uphold the applicable rules governing capital markets and comply with all applicable Federal securities laws.

INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all employees of Cincinnati Asset Management, Inc., “CAM”, and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and CAM's. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of CAM's Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of CAM, as the case may be, who (i) have access to material nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to material nonpublic recommendations or the portfolio holdings of an affiliated (investment) company. Client services personnel are also deemed to be Access Persons. CAM considers the Access Persons defined above to also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest (such as a trust).

"Advisory Client" means any fund for which CAM serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in CAM's Compliance Manual.

“Beneficial Interest” generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1 under Section 16 of the Securities Exchange Act of 1934.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in other mutual funds unless CAM acts as the investment advisor to, or the principal underwriter of, the subject fund, (iv) units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds and equity securities which are ineligible for any investment program managed by CAM. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household.

“CCO” – CAM shall designate a person to serve as Compliance Officer who shall perform the duties assigned to the Compliance Officer hereunder. The name of the Compliance Officer and dates of his or her service in that capacity shall be indicated in records maintained with respect to this code.

“Portfolio Managers” include those Access Persons of CAM who are authorized to make investment decisions on behalf of a Fund.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of CAM's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security. Furthermore, access persons shall not favor the interests of one client over another client (e.g. larger accounts over smaller accounts). Favoritism of one client over another client would constitute a breach of fiduciary responsibility.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with CAM or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of CAM's fiduciary duties.

B. Appendices to the Code. The Code shall be supplemented by CAM’s Compliance Manual in its entirety.

II. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with CAM, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of CAM. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $150 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted without being reported to the CCO. Gifts greater than this threshold must be reported to the CCO. All gifts reported to the CCO will be recorded in the “Gift Log” template.

2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3. Giving gifts. Access Persons may not give any gift with a value in excess of $150 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to CAM. Any gifts, charitable donations, or sponsorships to advisory clients greater than $150 need to be pre-approved by the CCO and CEO to determine no conflict of interest exists.

C. CAM Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or CAM. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Blackout Periods. While CAM establishes and maintains a policy regarding material nonpublic information, our access to such information is limited, and therefore no further blackout restrictions are deemed necessary given the nature of our business. However, Access persons are not permitted to have accounts that trade in the types of securities traded by CAM, in separately managed accounts or otherwise, unless the accounts are managed by CAM as an “affiliated account” or invested in mutual funds managed by a third party investment manager. Furthermore, personal trades against these “affiliated accounts” can not be effected until after CAM has completed trading in the same securities. It is not permissible to effect personal trades prior to or contemporaneous with those made with client funds. In other words, “affiliated accounts” trade on the basis of “last to buy and last to sell”. The trading basis of “last to buy and last to sell” may be extended to any account the Compliance department determines could potentially create a conflict of interest. Lastly, all employees are obligated to inform the CCO of any affiliated accounts that would create a conflict of interest for our firm.

E. Initial Public Offerings and Private Placements. Access persons shall obtain the adviser’s approval before investing in an initial public offering (“IPO”) or private placement. Most individuals rarely have the opportunity to invest in these types of securities; an Access Person’s IPO or private placement purchase therefore raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage.

F. Duty of Best Execution. When placing client trades, Managers have a duty to seek terms that secure best execution for and maximize the value of each client’s portfolio. Managers must seek the most favorable terms for client trades within each trades’ particular circumstances (such as transaction size, market characteristics, liquidity of security, and security type). Managers also must decide which brokers or venues provide best execution while considering, among other things, commission rates, timeliness of trade executions, and the ability to maintain anonymity, minimize incomplete trades, and minimize market impact.

G. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security. Furthermore, Access Persons are not permitted to sit on the Board of Directors for any publicly traded companies.

H. Reporting, Review, and Recordkeeping. The provisions of this Code apply to every security transaction, in which an access person of CAM has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports, which will be reconciled against the Restricted Investment List (CAM’s Holdings Reports function as Restricted Investment Lists), and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics. The CCO shall maintain in CAM's files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) copies of the quarterly and annual compliance certificates required by the Code. The standard retention period required for books and records under this rule is 5 years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

I. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, CAM may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. CAM may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom; and such forfeiture shall be disposed of in a manner that shall be determined by CAM in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

J. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

K. Compliance Certification. All Access Persons shall sign Exhibit A promptly upon becoming employed or otherwise associated with CAM that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person's securities holdings at the time the person becomes an Access Person and at least once a year thereafter. Brokerage statements may be used as the basis of this reporting. All Access Persons shall submit to the CCO, no later than 30 days after the close of each quarter, duplicative brokerage statements sent directly to the CCO, and a list of all personal transactions in Reportable Securities. Please ask the Compliance team for a form to authorize duplicate Brokerage Statements to be sent to the CCO. On an annual basis, all Access Persons will be required to certify on the Annual Certification of Compliance with the Code of Ethics form attached to as Exhibit B.

Exhibit A

INITIAL CERTIFICATION OF COMPLIANCE WITH CAM'S
PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with CAM’s policy on Personal Securities Transactions and CAM’s Code of Ethics:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.
I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

3.
I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

4.	I have complied with the Code of Ethics in all other respects.

5.	List all accounts in which you have direct or indirect beneficial interest of control in the table below. Please attach a copy of the holdings section of your last custodial statement.

Account Number	Account Name	Custodian

*	Any additional accounts may be listed on the back of this form

Signature

Print Name

Dated:	, 201_

Exhibit B

ANNUAL CERTIFICATION OF COMPLIANCE WITH CAM'S
PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that during the year ended as of the date written below, in accordance with CAM’s policy on Personal Securities Transactions and CAM’s Code of Ethics:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.
I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre- clearance or for which I have received an exception in writing from the CCO.

3.
I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

4.	I have complied with the Code of Ethics in all other respects.

Signature

Print Name

Dated:	, 201_